As filed with the Securities and Exchange Commission on March 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Abbott Laboratories

(Exact Name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Abbott Park Road Abbott Park, Illinois	60064-6400
(Address of Principal Executive Offices)	(Zip code)

Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan

Exact Sciences Corporation Deferred Compensation Plan

(Full title of the plans)

Elizabeth C. Cushman

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6020

(224) 667-6100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On March 23, 2026, Abbott Laboratories (“Abbott” or the “Registrant”) completed its acquisition of Exact Sciences Corporation, a Delaware corporation (“Exact Sciences”). In accordance with the Agreement and Plan of Merger, dated as of November 19, 2025 (the “Merger Agreement”), by and among Abbott, Exact Sciences and Badger Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott (“Merger Sub”), Merger Sub merged with and into Exact Sciences (the “Merger”), with Exact Sciences surviving the Merger as a direct, wholly owned subsidiary of Abbott. Exact Sciences’ common stock, par value $0.01 per share (the “Exact Sciences common stock”), is no longer publicly outstanding, and shares of Exact Sciences common stock currently represent the right to receive the consideration described in the Merger Agreement.

At the effective time of the Merger, Abbott assumed certain Exact Sciences restricted stock units that were outstanding as of immediately prior to the effective time of Merger and issued under the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan, effective June 12, 2025 (the “Exact Sciences LTIP,” and such awards, the “Exact Sciences Awards”) pursuant to the Merger Agreement. Such assumed Exact Sciences Awards were converted into Abbott restricted stock units in accordance with the Merger Agreement. The assumed Exact Sciences Awards are subject to substantially the same terms and conditions that were applicable to the corresponding awards granted under the Exact Sciences LTIP, except that (i) the assumed Exact Sciences Awards relate to common shares, without par value, of Abbott (the “Abbott common shares”), and (ii) the number of Abbott common shares subject to each assumed Exact Sciences Award is the result of an adjustment based upon the exchange ratio pursuant to the Merger Agreement.

In addition, at the effective time of the Merger, Abbott assumed the unsecured obligations under the Exact Sciences Corporation Deferred Compensation Plan dated as of January 1, 2019, as amended (the “Deferred Compensation Plan”), and the associated “rabbi trust” (as described in Item 4, below) for purposes of providing deferred compensation to certain eligible participants.

This Registration Statement has been filed for the purpose of registering (i) up to 1,476,916 Abbott common shares issuable upon the vesting or settlement of the assumed Exact Sciences Awards, and (ii) $28,603,540.00 of deferred compensation obligations of Exact Sciences pursuant to the Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to holders of the assumed Exact Sciences Awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2025;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 20, 2026, February 26, 2026, March 9, 2026 and March 23, 2026 (other than any portions of those documents not deemed to be filed); and

(c)	The description of the Abbott common shares contained in Exhibit 4.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any other amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The securities offered hereby are deferred compensation obligations, which are being offered to eligible employees under the Deferred Compensation Plan.  The Deferred Compensation Plan permits participants to defer, in accordance with the terms of the Deferred Compensation Plan, base salary and cash bonuses (each, a “Cash Deferral”).  The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Deferred Compensation Plan.  Participants’ accounts may be credited with certain amounts specified in the Deferred Compensation Plan related to matching and other contributions in Abbott’s discretion.

The deferred amounts described above (including the Cash Deferrals and additional amounts credited to a participant’s account) will be credited with earnings and investment gains and losses as though the amount had been invested in one or more investment alternatives selected by the participant in accordance with the terms of the Deferred Compensation Plan.  The deemed investment alternatives include various investment options with different degrees of risk.  Participants may reallocate amounts among the various investment alternatives.  The deferrals will not actually be invested in the investment alternatives available under the Deferred Compensation Plan.  These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the Deferred Compensation Plan.  Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to Deferred Compensation Plan participants, there is no requirement to actually purchase these investments with trust assets.  Participants do not have any preferential right to any assets in the trust.

The obligations to make payments under the Deferred Compensation Plan are unsecured obligations and are subject to the claims of general creditors.  These obligations will rank equally with other unsecured indebtedness from time to time outstanding.  All amounts payable to participants under the Deferred Compensation Plan will be payable on the date or dates selected by each participant in accordance with the terms of the Deferred Compensation Plan or on such other date or dates as specified in the Deferred Compensation Plan.  Rights to payment under the Deferred Compensation Plan are not convertible into another security.

Following the effective time of the Merger, the Deferred Compensation Plan may be terminated and vested amounts credited to participant accounts may be distributed, in each case, in accordance with the Deferred Compensation Plan. The Deferred Compensation Plan may be amended at any time.  No amendment can directly or indirectly deprive any current or former participant or beneficiary of all or any portion of his or her account which had accrued and vested prior to the date of such amendment.  In no event will Exact Sciences, Abbott or their affiliates be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

Neither the participant nor any beneficiary has the right to alienate, anticipate, commute, pledge, encumber, or assign any payments under the Deferred Compensation Plan, except the right to designate a beneficiary to receive death benefits provided under the Deferred Compensation Plan.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations.  It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the Deferred Compensation Plan.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Restated Article R-VI of the Registrant’s Amended and Restated Articles of Incorporation provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Restated Article R-VI also provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may as to such other persons, advance expenses (including attorney’s fees) incurred in defending such actions, suits, or proceedings.

Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may maintain insurance on behalf of any person who is or was a director, officer, employee or agent against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. The Registrant’s directors and officers are insured under a directors and officers liability insurance policy maintained by the Registrant.

The foregoing is only a general summary of certain aspects of Illinois law and the Registrant’s Amended and Restated Articles of Incorporation dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the Illinois Business Corporation Act referenced above and the Registrant’s Amended and Restated Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of Abbott Laboratories (incorporated by reference to Exhibit 3.1 to Abbott Laboratories’ Current Report on Form 8-K, filed on April 26, 2021).

4.2	By-Laws of Abbott Laboratories, as amended and restated, effective April 24, 2026 (incorporated by reference to Exhibit 3.1 to Abbott Laboratories’ Current Report on Form 8-K, filed on February 20, 2026).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature page).

99.1	Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Exact Sciences’ Current Report on Form 8-K, filed on June 16, 2025).

99.2	Exact Sciences Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.22 of Exact Sciences’ Annual Report on Form 10-K, filed on February 21, 2019).

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized. in the County of Lake, State of Illinois, on March 23, 2026.

ABBOTT LABORATORIES

By:	/s/ Robert B. Ford
Name:	Robert B. Ford
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, jointly and severally, Elizabeth C. Cushman and Philip P. Boudreau, and each of them, as his or her attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on March 23, 2026.

Name	Title

/s/ Robert B. Ford	Chairman of the Board, Chief Executive Officer, and Director
Robert B. Ford

/s/ Philip P. Boudreau	Executive Vice President, Finance and Chief Financial Officer
Philip P. Boudreau	(Principal Financial Officer)

/s/ John A. McCoy, Jr.	Vice President, Finance and Controller
John A. McCoy, Jr.	(Principal Accounting Officer)

/s/ Nita Ahuja, M.D.
Nita Ahuja, M.D.	Director

/s/ Robert J. Alpern, M.D.
Robert J. Alpern, M.D.	Director

/s/ Claire Babineaux-Fontenot
Claire Babineaux-Fontenot	Director

/s/ Sally E. Blount, Ph.D.
Sally E. Blount, Ph.D.	Director

/s/ Paola Gonzalez
Paola Gonzalez	Director

/s/ Michelle A. Kumbier
Michelle A. Kumbier	Director

/s/ Darren W. McDew
Darren W. McDew	Director

/s/ Nancy McKinstry
Nancy McKinstry	Director

/s/ Michael G. O’Grady
Michael G. O’Grady	Director

/s/ Michael F. Roman
Michael F. Roman	Director

/s/ Daniel J. Starks
Daniel J. Starks	Director

/s/ John G. Stratton
John G. Stratton	Director